Exhibit 99.1

Omega Alpha SPAC Announces Pricing of Its Initial Public Offering

Boston, Massachusetts. – January 6, 2021 – Omega Fund Management’s special purpose acquisition corporation, Omega Alpha SPAC, announced the pricing of its initial public offering of 12,000,000 Class A ordinary shares, par value $0.0001, at a price to the public of $10.00 per share, for aggregate gross proceeds of $120,000,000. The shares are expected to begin trading on the Nasdaq Capital Market on January 7, 2021 under the symbol “OMEG”. The offering is expected to close on January 11, 2021, subject to customary closing conditions.

Omega Alpha SPAC, sponsored by an affiliate of Omega Fund VI, L.P., is a newly incorporated blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. Omega Alpha SPAC expects that its focus will be on the biotechnology sector in developed countries including, but not limited to, the United States and countries in Europe.

Jefferies LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering. Omega Alpha SPAC has granted the underwriters a 45-day option to purchase up to an additional 1,800,000 Class A ordinary shares at the initial offering price to cover over-allotments, if any.

The offering of these securities is being made only by means of a prospectus. Copies of the prospectus relating to this offering, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by e-mail at prospectus_department@jefferies.com or by telephone at (877) 547-6340; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

A registration statement relating to the sale of these securities was filed with, and declared effective by, the Securities and Exchange Commission on January 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to Omega Alpha SPAC’s offering and search for an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous risks and conditions, many of which are beyond the control of Omega Alpha SPAC, including those set forth in the Risk Factors section of Omega Alpha SPAC’s registration statement relating to the offering. Omega Alpha SPAC undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Omega Alpha SPAC

Katie Kerfoot
Phone: (857) 332-4495
Email: kk@omegafunds.com